Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-52408 and 333-66244) and Form S-3 (No. 333-120707) of WJ Communications, Inc. of our report dated January 13, 2005 relating to the financial statements of Telenexus, Inc. which appear in the Current Report on Form 8-K/A of WJ Communications, Inc. dated April 15, 2005.

/s/ DAVIS, CLARK AND COMPANY
Davis, Clark and Company

April 15, 2005